UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 27, 2009

Broadcom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5300 California Avenue, Irvine, California		92617
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 926-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Pursuant to a Stipulation and Agreement of Partial Settlement ("Stipulation"), entered into as of August 27, 2009, Broadcom Corporation, by and through its Special Litigation Committee, plaintiffs, and certain of Broadcom's former and current officers and directors have entered into a partial settlement of the consolidated shareholder derivative litigation captioned In Re Broadcom Corporation Derivative Litigation, Case No. CV-06-3252-R (CWx).

The partial settlement is subject to approval by the United States District Court for the Central District of California. As set forth more fully in the Stipulation, if the partial settlement is given final approval by the Court, among other things, (i) Broadcom will receive payments ultimately totaling approximately $118 million from its directors and officers liability insurers, which includes approximately $43.3 million that Broadcom has already recovered in connection with prior reimbursements from its insurers (subject to reservation of rights that will be released upon settlement approval); (ii) Broadcom and certain of its former and current officers and directors will relinquish their rights under certain insurance policies; and (iii) the settling defendants will be dismissed with prejudice from the consolidated shareholder derivative litigation.

The foregoing summary of the partial settlement is qualified entirely by reference to Exhibit 99.1 of this Current Report on Form 8-K, the content of which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 — Stipulation and Agreement of Partial Settlement (In Re Broadcom Corporation Derivative Litigation, Case No. CV-06-3252-R (CWx))

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation

August 28, 2009	By:	/s/ Eric K. Brandt

Name: Eric K. Brandt
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Stipulation and Agreement of Partial Settlement (In Re Broadcom Corporation Derivative Litigation, Case No. CV-06-3252-R (CWx))